Exhibit 4.2


                                AMENDMENT TO THE
               ARKANSAS BEST CORPORATION SUPPLEMENTAL BENEFIT PLAN


         Amendment made effective April 19, 2000, by Arkansas Best Corporation, a Delaware corporation, (the "Company").

                              W I T N E S S E T H:

         WHEREAS, Arkansas Best Corporation established the Arkansas Best Corporation Supplemental Benefit Plan (the "Plan"), effective January 1, 1988; and

         WHEREAS, effective April 19, 2000, the Company now desires to amend the Plan to expand and to clarify the definition of "Change in Control"; and

         WHEREAS, the Plan may be amended by the Company pursuant to the provisions of Section 8.4 of the Plan, and the Company desires to amend the Plan.

         NOW, THEREFORE, the Plan is amended as follows, effective as set forth above:

         1. Existing Section 2.1(j) is deleted in its entirety, and the following is substituted in its place:

         "(j) "Change in Control" shall mean the earliest date on which any of the following events shall occur:

                  (i) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Company's common stock would be converted into cash, securities, or other property, or any lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation), in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any such consolidation, merger, lease, exchange or transfer in which the Company, or any of its affiliates, or the holders of the Company's common stock immediately prior to any such actions have at least a fifty-one percent (51%) ownership of the surviving corporation after the consolidation or merger of the entity to which such assets are transferred, leased, exchanged or otherwise transferred.

                  (ii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.



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                  (iii)    any "person"  (as such is defined in Section  3(a)(9)
                           or Section 13(d)(3) under the Securities Exchange Act of 1934 [the "1934 Act"]) or any "group" (as such term is used in Rule 13d-5 promulgated under the 1934
                           Act) other than the Company or any successor of the Company or any subsidiary of the Company or any
                           employee   benefit   plan  of  the   Company  or  any
                           subsidiary (including such plan's trustee), becomes a
                           beneficial   owner  for   purposes   of  Rule   13d-3
                           promulgated   under   the  1934  Act,   directly   or
                           indirectly, of securities of the Company represented thirty-five percent (35%) or more of the Company's then outstanding securities having the right to vote in the election of directors.

                  (iv) if at any time the Continuing Directors then serving on the Board of Directors cease for any reason to constitute at least a majority thereof.

                           "Continuing Director" shall mean a Director of the Company who either (A) is a Director of the Company on the date hereof, or (B) whose initial appointment or initial nomination for election or election by the Company's shareholders was approved by a majority of the Continuing Directors (including any successors elected pursuant to this Subsection (iv)) then on the Company Board of Directors.

                  (v) any person or group (as defined in Subsection (iii) above) commences a tender offer or exchange offer for all or less than all of the share of the Company's issued and outstanding common stock that would result in, upon the consummation of such offer, the person or group, together with all of its or their affiliates, beneficially owning 25% or more of the Company's common stock, and which offer does not include a binding written commitment by the offeror to purchase any shares that are not tendered or exchanged for the same cash consideration (or in the event of any exchange offer, the cash equivalent of the fair market value of the securities or their property offered in the exchange, as determined by the Company's Board of Directors in its sole discretion) within 90 days following the consummation of the tender or exchange offer; provided, however, that if the tender offer or exchange offer that would have otherwise resulted in a Change in Control is canceled, terminated withdrawn or otherwise not consummated, such offer shall be deemed never to have been made and no Change in Control shall be deemed to have occurred."


         IN WITNESS WHEREOF, Arkansas Best Corporation, acting by and through its duly authorized officer, has executed this document on this the 25th day of May, 2000.

                                            ARKANSAS BEST CORPORATION


                                            By:  /s/ Richard F. Cooper
                                               --------------------------------
                                               Its:  Vice President -
                                                     Administration